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                                                                Exhibit 23.1

                       Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Amendment No. 2 to Form F-4 (Registration No. 333-71422) and related Offer to Exchange/Prospectus of Gilat Satellite Networks Ltd for the registration of 466,105 of its ordinary shares and to the incorporation by reference therein of our report dated March 11, 2001, with respect to the consolidated financial statements and schedules of Gilat Satellite Networks Ltd included in its Annual Report on Form 20-F/A, as amended, for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                    Yours truly,
                                    /s/ Kost, Forer and Gabbay
February 7, 2002                    Kost, Forer and Gabbay
Tel-Aviv, Israel                    A Member of Ernst & Young International